Sun Life Insurance and Annuity Division of New York

One Sun Life Executive Park

Wellesley Hills, MA 02481

(800) SUN-LIFE

AVIATION QUESTIONNAIRE

Proposed Insured

1. Type of Certificate:	[ ] Student	[ ] Private VFR	[ ] Commercial
	[ ] Military	[ ] Flight Instructor	[ ] Airline Transport (ATR)

2. Aviation Certificate Number Driver's License Number

a) If either are expired or suspended, do you intend to renew? Yes [ ] No [ ]
  Has your license to fly ever been suspended or revoked for medical cause, violation of air regulations or other reasons? Yes [ ] No [ ] If "Yes", please supply details and action taken.

4. Do you intend to qualify for a license of a higher grade? Yes [ ] No [ ] If "yes", state grade:_____

5. Total number of hours flown as a pilot:

6. Name and address of FAA medical examiner:

7. Date and results of last FAA medical examination:

8. Describe the type(s) of aircraft flown:

9. Can the aircraft be flown without a co-pilot? Yes [ ] No [ ]

Indicate in the following table the number of hours flown or to be completed as a pilot or crew member.
Type	Past 24 months	Past 12 months	Next 12 months	Participated as Passenger
Private - Pleasure
Private - Business
Scheduled Airline
Other Commercial Use (Specify)
Flight Instructor
Aerial Application (Crop Dusting, TV News, Firefighting, etc.)
Armed Services
Other Than Listed

I represent that all statements and answers made to all parts of this questionnaire are complete and true to the best of my knowledge and belief. I agree that this questionnaire shall form part of my application for insurance.

_____________________ ____________________________________________________

Date Signature of Proposed Insured

UND 14/84 COLI-NY